UNITED STATES
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 17, 2013, Transocean Ltd. (the "Company") announced that its Board of Directors (the "Board") has concluded that proposals submitted by funds associated with Mr. Carl Icahn for a dividend and certain Board nominees are contrary to the best interests of the Company's stakeholders. A copy of the Company's broad distribution press release announcing the Board's findings and discussing the proposals is attached hereto and incorporated herein by reference.

Analyst Contacts:    Thad Vayda                News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:    Guy A. Cantwell            FOR RELEASE: March 17, 2013
+1 713-232-7647

TRANSOCEAN LTD. BOARD OF DIRECTORS CONCLUDES CARL ICAHN'S PROPOSED DIVIDEND AND DIRECTOR NOMINEES ARE CONTRARY TO THE BEST INTERESTS OF STAKEHOLDERS

ZUG, SWITZERLAND-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that its Board of Directors has reviewed the proposals submitted by certain Funds affiliated with Carl Icahn for vote at its 2013 Annual General Meeting of Shareholders. Mr. Icahn proposed a dividend of $4.00 per share and nominated three candidates (John J. Lipinski, José Maria Alapont and Samuel Merksamer) for election to Transocean's Board of Directors. Mr. Icahn also submitted a proposal to repeal the company's staggered board structure.

The Board has determined that Mr. Icahn's dividend proposal is in direct conflict with Transocean's disciplined capital allocation strategy, which includes maintaining a strong, flexible balance sheet and an investment grade rating on its debt; disciplined, high-return investment in the business; and the distribution of excess cash to shareholders. Specifically, the Board believes the dividend proposed by Mr. Icahn would adversely affect the company's ability to operate and compete effectively in a cyclical and capital-intensive industry. Further, the election of Mr. Icahn's candidates - who are hand-picked to pursue his potentially damaging short-term agenda - is not in the best interest of the company and all of its stakeholders.

The company issued the following statement upon the Board's full review of the proposals:

Following its review and in light of these proposals, the Board believes Mr. Icahn is pursuing a highly flawed agenda focused exclusively on potentially generating temporary returns at the expense of the company's ability to operate successfully and create sustainable value over the long-term. His agenda ignores the cyclical and capital-intensive nature of the offshore drilling industry and is entirely contradictory to Transocean's strategy of driving long-term shareholder value through operational excellence and a responsible, balanced allocation of capital.

The Board's recommendations with respect to Mr. Icahn's proposals are as follows:

VOTE AGAINST MR. ICAHN'S PROPOSED DIVIDEND OF $4.00 PER SHARE

Following the Board's review of Mr. Icahn's proposals, the Board is confident that its proposed $2.24 per share dividend, or approximately $800 million in the aggregate, will maximize long-term value creation and, importantly, establishes a basis that is sustainable and supports future dividend increases as business conditions warrant.

Mr. Icahn's assertion that Transocean's capital allocation strategy “should manifest itself in a target of a permanent dividend that approaches a minimum of 85% of net income” provides clear evidence of his lack of understanding of the cyclical and capital-intensive nature of the offshore drilling industry and the uncertainties that exist today at the company. While Transocean's $2.24 per share proposal would represent one of the industry's highest payout ratios and dividend yields, Mr. Icahn's dividend proposal deviates significantly from a responsible level - as evidenced by the lower payout ratios throughout the offshore drilling industry. Further, his proposal is entirely inconsistent with the company's important goal - which is in the best interest of all its stakeholders - of maintaining its investment grade rating by retiring debt to achieve leverage targets that are appropriate for it to operate successfully over the long-term and make necessary investments in its business.

The Board believes that distributing additional capital to shareholders in the current context of uncertainties related to the Macondo well incident, the Frade field incident in Brazil, and the ongoing tax litigation in Norway would be detrimental to long-term shareholder value. In the future, additional returns of capital may be appropriate once these uncertainties are further resolved.

Mr. Icahn has also suggested that the company's investment in its fleet is an inappropriate allocation of capital. This suggestion highlights Mr. Icahn's destructive short-term objectives. The profitable addition of new, state-of-the-art drilling rigs is essential for the long-term competitiveness of the company and represents its primary source of growth and future operating income. Discontinuing disciplined investment in high-return assets would compromise the company's long-term viability.

The Board is focused on a balanced capital allocation strategy and does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating. Mr. Icahn's proposal for a $4.00 per share dividend would reduce the company's financial flexibility and, as such, the Board recommends a $2.24 per share dividend with the goal of future increases should business conditions warrant.

VOTE AGAINST MR. ICAHN'S DIRECTOR NOMINEES

The company is confident that its Board is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. Transocean's Board includes 13 highly-qualified directors with diverse perspectives on the industry, most of whom are independent, and all of whom are proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business.

Mr. Icahn's three candidate nominees are either employed by Mr. Icahn, or are associated currently or in the past with entities in which he has a significant interest and, as such, appear to be selected by Mr. Icahn to pursue only his short-term objectives. Two of his nominees have no oil and gas experience and none have worked in the offshore drilling industry. Furthermore,

Transocean's management and the Board include individuals with substantial expertise in devising and implementing appropriate corporate and financing structures.

Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an experienced and knowledgeable Board. In this regard, six of the 12 independent directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

Mr. Icahn is attempting to include on the Board his longtime allies or employees who have been nominated solely to execute his strategy without consideration for industry expertise, independence or the best interest of the company and all of its stakeholders.

TRANSOCEAN'S RECENT SUCCESSES AND THE PATH FORWARD

The Transocean Board is committed to acting in the best interests of all its stakeholders, and firmly believes its strategies will better position the company to maximize long-term value and generate superior returns. In the context of a cyclical and capital-intensive industry, the Board is focused on driving these returns through the execution of the company's disciplined capital allocation strategy.

As a result of the company's adherence to this strategy, Transocean has maintained its investment grade rating throughout the challenging period following the April 2010 Macondo incident. The company has also profitably strengthened its industry-leading position in high-specification floaters and jackups through the addition of four new rigs over the past two years, growing its highly competitive fleet which is equipped to operate in some of the world's most challenging environments.

As announced in late 2012, Transocean is also investing in four contract-backed, state-of-the-art, ultra-deepwater drillships which will provide additional revenue growth and a favorable return on the company's investment when they are delivered beginning in 2015. In addition, the company currently has two ultra-deepwater drillships and three high-specification jackups under construction and sees additional opportunities for similar, value-enhancing investments.

Furthermore, since 2000, and including its currently proposed dividend and cash distributed in connection with the 2007 merger with GlobalSantaFe Corporation, Transocean will have returned more than $20.5 billion in cash to shareholders in the form of distributions and share repurchases. The company will continue to deploy capital in ways that generate the best return for all of its stakeholders.

The Board looks forward to continuing a strategy based on maintaining a strong, flexible balance sheet; disciplined, high-return investment in the business; and sustainable return of capital with the goal of future increases should the previously stated uncertainties be further resolved and business conditions warrant.

With respect to Mr. Icahn's proposal to amend the company's articles to de-classify the Board, the Board of Directors believes that there are valid arguments both for and against staggered boards. Thus, the Board does not make a voting recommendation to shareholders on this matter.

Important Additional Information

The company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the company's 2013 Annual General Meeting (the "2013 Annual General Meeting"). The company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual General Meeting (the "2013 Proxy Statement"). SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the company's shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual General Meeting. This information can also be found in the company's definitive proxy statement for its 2012 Annual General Meeting (the "2012 Proxy Statement"), filed with the SEC on April 6, 2012. To the extent holdings of the company's securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents, including the WHITE proxy card, filed by the company with the SEC in connection with the 2013 Annual General Meeting at the SEC's website (http://www.sec.gov), or at the company's website (http://www.deepwater.com), or by contacting the company by email at info@deepwater.com. In addition, copies of the proxy materials, when available, may be requested from the company's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

Forward-Looking Statements

Statements included in this news release including, but not limited to, those regarding the proposed dividend, the company's capital allocation strategy, value-creating objectives and sustainability of potential future distributions, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean's results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in "Risk Factors" in the company's most recently filed Annual Report on Form 10-K, and elsewhere in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 82 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and nine High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and three High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.